Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Semi-Annual Dividend

LAKELAND, Fla., March 6, 2015 - Publix Super Markets Inc. announced its board of directors declared a semi-annual cash dividend of 39 cents per share on its common stock.

The dividend will be payable June 1, 2015, either through direct deposit or mailed as a check to stockholders of record as of the close of business April 30, 2015.

Stockholders who would like to elect direct deposit of dividends should visit the Stockholder Services page at www.publix.com/stock. An online Direct Deposit Authorization for Publix Stock Dividend Form is available on this page. Stockholders should complete the online form, print and sign the form as indicated, and send it along with a voided check to Publix stockholder services.

Publix is privately owned and operated by its 174,000 employees, with 2014 sales of $30.6 billion. Currently Publix has 1,098 stores in Florida, Georgia, Alabama, South Carolina, Tennessee and North Carolina. The company has been named one of FORTUNE's “100 Best Companies to Work For in America” for 18 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized among the top in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's website, corporate.publix.com. ###